Exhibit 99.11

Consent to be Named as a Director

In connection with the filing by ReNew Energy Global pie of the Registration Statement on Form F-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Ru le 438 of the Securities Act, to being named as a nominee to the board of directors of ReNew Energy Global pie. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Date: June 14, 2021

Name: Projesh Banerjea

Signature: /s/ Projesh Banerjea